SINOENERGY CORPORATION
1603-1604, Tower B Fortune Centre Ao City
Bieyuan Road, Chaoyang District
Beijing, P.R. China  100107

February 23, 2009

Abax Lotus Ltd.
c/o/ Abax Global Capital (Hong Kong) Limited
Suite 6708, 67/F Two International Finance Centre
8 Finance Street
Central, Hong Kong SAR

CCIF Petrol Limited
Kingston Chambers, PO Box 173
Road Town, Tortola
British Virgin Islands

Re:  Amendment and Waiver

Ladies and Gentlemen:

Reference is made to the indentures, both dated September 28, 2007, by and among Sinoenergy Corporation, a Nevada corporation (the “Company”), Sinoenergy Holding Limited, a British Virgin Islands corporation, DB Trustees (Hong Kong) Limited, as trustee and Deutsche Bank AG, Hong Kong Branch relating to the Company’s 12% Guaranteed Senior Notes due 2012 in the aggregate principal amount of $16,000,000 (the “Fixed Rate Indenture”) and its 3.0% Guaranteed Senior Convertible Notes due 2012 in the aggregate principal amount of $14,000,000 (the “Convertible Debt Indenture,” and, together with the Fixed Rate Indenture, the “Indentures”).  The notes issuable pursuant to the Indentures are collectively referred to as the “Notes.”

Abax Lotus Ltd. And CCIF Petrol Limited (the Noteholders” and each, a Noteholder”) hereby agree as follows:

1. The Noteholders are the only holders of the Notes, and each of the Noteholders severally represents and warrants as of the date hereof that:

(a)	Such Noteholder has not transferred the Notes at any third party; and

(b)	This waiver does not violate any agreement relating to the Notes in which the Noteholder are a party.

2.
All terms defined in either or both of the Indentures and used in this amendment and waiver (this “waiver”) shall have the same meanings in this waiver as in the applicable Indenture or the Indentures.

3.
The Noteholders waive compliance of the covenants contained in Section 4.15 of each of the Indentures to the extent that it related to (a) the issuance and sale by Sinogas General Machinery Company, Ltd. Of 24.95% of its capital stock and (b) the transactions whereby the company exchanged a 25% interest in Anhui Gather Energy Company for a 25% interest in Hubei Gather Energy Company Limited, and the Noteholder consent to such transactions.

4.
The Noteholders consent that, from and after December 31, 2008, the Consolidated Subsidiary Debt to Consolidate Net Tangible Asset Ratio set forth in Section 4.26(3) of the Fixed Rate Indenture and Section 4.28(iii) of the Convertible Debt Indenture shall be modified to read as follows:

(a)
A Consolidated Subsidiary Debt to Consolidate Net Tangible Asset Ratio, as determined as of the last day of each Fiscal Quarter, for the four Fiscal Quarters ending on such day, of not greater that 0.35.

5.
The Noteholders agree that they shall not take any action to cause or declare an Event of Default pursuant to Sections 4.26(3) of the Fixed Rate Indenture and Section 4.28(iii) of the Convertible Debt Indenture as long as the Company is in compliance with the covenants set forth in Section 4 of this waiver.

6.	This Agreement shall be binding upon the Noteholders and any transferees or assignees of the Notes, and the Noteholders shall affix a copy of this waiver to each Note.

7.
The Noteholders agree to deliver an executed copy of this waiver to the Trustee, and will execute a supplemental indenture to reflect the amendments to the covenants set forth in Section 6 of this waiver.

Please confirm your agreement with the foregoing.

SINOENERGY CORPORATION

By:	/s/ Bo Huang
Name:
Title:

AGREED TO:

ABAX LOTUS LTD.	CCIF PETROL LIMITED

By: /s/ Frank Qian	By: /s/ Li Zhenzhi
Name: Frank Qian	Name: Li Zhenzhi
Title: Director	Title: Director

23rd February, 2009

Skywide Capital Management Limited
45 Jinghua Road, Qingdao
Shandong, China
Attn:       Mr. Bo Huang
Mr. Tianzhou Deng

Re: Letter Agreement dated March 6, 2008

Gentlemen:

Reference is made to the agreement (the "March Agreement") dated March 6, 2008, by and among Skywide Capital Management Limited ("Skywide"), and Abax Lotus Ltd. ("Abax") and CCIF Petrol Limited ("CCIF"), relating to the payments to be made by Skywide to Abax and CCIF in consideration for the waiver of any adjustment in the Conversion Rate as a result of the occurrence of a Financial and Operational Trigger, as such terms are defined in a certain Indenture dated as of September 28, 2007, by and among Sinoenergy Corporation, DB Trustees (Hong Kong) Limited, as Trustee, Deutsche Bank AG, Hong Kong Branch, as Paying Agent, DB Trustees (Hong Kong) Limited, as Collateral gent, and Deutsche Bank AG, Hong Kong Branch, as Conversion Agent.

Abax and CCIF hereby irrevocably (i) waive their right to receive the Waiver Payments, as defined in the March Agreement, as a result of which Skywide shall have no obligation of any kind to Abax and CCIF pursuant to the March Agreement, and (ii) revoke the payment default notice dated December 19, 2008.

Very truly yours,

ABAX LOTUS LTD.	CCIF PETROL LIMITED

By: /s/ Frank Qian	By: /s/ Li Zhenzhi
Name: Frank Qian	Name: Li Zhenzhi
Title: Director	Title: Director